                                                                     EXHIBIT 12


                              WOOLWORTH CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                              (dollars in millions)


                                            Fiscal        Fiscal      Fiscal        Fiscal        Fiscal
                                            26 weeks      Year        Year          Year          Year          Year
                                            ended         ended       ended         ended         ended         ended
                                            July 26,      Jan. 25,    Jan. 27,      Jan. 28,      Jan. 29,      Jan. 30,
                                            1997          1997        1996          1995          1994          1993
                                            --------      --------    --------      --------      --------      --------
NET EARNINGS
Net income (loss)                              $(180)        $ 169       $(164)        $  47         $(495)        $ 280

Income tax expense (benefit)                    (107)          111         (69)           49          (303)          157

Interest expense, excluding capitalized
  interest                                        25            77         124           110            86            94

Portion of rents deemed representative
 of the interest factor (1/3)                     57           230         224           211           210           199
                                               -----         -----       -----         -----         -----         -----

                                               $(205)        $ 587       $ 115         $ 417         $(502)        $ 730
                                               =====         =====       =====         =====         =====         =====



FIXED CHARGES
Gross interest expense                         $  25         $  77       $ 124         $ 111         $  86         $  94

Portion of rents deemed representative
 of the interest factor (1/3)                     57           230         224           211           210           199
                                               -----         -----       -----         -----         -----         -----
                                               $  82         $ 307       $ 348         $ 322         $ 296         $ 293
                                               =====         =====       =====         =====         =====         =====

RATIO OF EARNINGS TO FIXED
  CHARGES                                       --             1.9          .3           1.3          --             2.5
                                               =====         =====       =====         =====         =====         =====






Earnings were not adequate to cover fixed charges by $287 million, $233 million and $798 million for the quarter ended July 26, 1997 and for the fiscal years ended January 27, 1996 and January 29, 1994, respectively.